Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Dual Directional Buffer Securities Linked to the Worst of the S&P 500® Index and the SPDR® S&P 500® ETF Trust

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	S&P 500® Index (ticker: "SPX") and SPDR® S&P 500® ETF Trust (ticker: "SPY")
Pricing date:	October 18, 2024
Valuation date:	October 10, 2025
Maturity date:	October 15, 2025
Digital return amount:	$42.50 per security (representing a digital return equal to 4.25% of the stated principal amount. You will receive the digital return amount only if the final underlying value of the worst performing underlying is greater than or equal to its digital barrier value.
Absolute return amount:	$1,000 × the absolute value of the underlying return of the worst performer
Worst performer:	The underlying with the lowest underlying return
Digital barrier value:	For each underlying, 96% of its initial underlying value
Final buffer value:	For each underlying, 80% of its initial underlying value
Buffer percentage:	20%
CUSIP / ISIN:	173070CH4 / US173070CH41
Initial underlying value:	For each underlying, the closing value of the underlying on the pricing date
Final underlying value:	For each underlying, the closing value of the underlying on the valuation date
Underlying return:	For each underlying, (Final underlying value - initial underlying value) / initial underlying value
Payment at Maturity:	• If the final underlying value of the worst performer is **greater than or equal to** its digital barrier value: $1,000 + the digital return amount • If the final underlying value of the worst performer is **less than** its digital barrier value but **greater than or equal to** its final buffer value: $1,000 + the absolute return amount • If the final underlying value of the worst performer is **less than** its final buffer value: $1,000 + [$1,000 × (the underlying return of the worst performer + the buffer percentage)] If the final underlying value of the worst performer is less than its final buffer value, you will receive less, and possibly significantly less, than the stated principal amount of your securities at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated September 23, 2024

Hypothetical Payment at Maturity


$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity per Security
$1,000 Stated Principal Amount
$1,042.50 ($1,000 Stated Principal Amount plus the Digital Return Amount)
Digital Zone
Buffer Zone
$200 Minimum Payment at Maturity
-4.00%
4.25%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return of the Worst Performing Underlying

Hypothetical Worst Underlying Return	Hypothetical Security Return	Hypothetical Payment at Maturity
100.00%	4.25%	$1,042.50
75.00%	4.25%	$1,042.50
50.00%	4.25%	$1,042.50
25.00%	4.25%	$1,042.50
10.00%	4.25%	$1,042.50
0.00%	4.25%	$1,042.50
-4.00%	4.25%	$1,042.50
-5.00%	5.00%	$1,050.00
-10.00%	10.00%	$1,100.00
-20.00%	20.0%	$1,200.00
-20.01%	-0.01%	$999.90
-30.00%	-10.00%	$900.00
-40.00%	-20.00%	$800.00
-50.00%	-30.00%	$700.00
-75.00%	-55.00%	$450.00
-100.00%	-80.00%	$200.00

Selected Risk Considerations • You may lose a significant portion of your investment. If the worst performer depreciates by more than the buffer percentage from its initial underlying value to its final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential for positive return from depreciation of the worst performing underlying is limited. The return potential of the securities in the event that the final underlying value of the worst performing underlying is less than its digital barrier value is limited by the final buffer value. Any decline in the final underlying value of the worst performing underlying below its final buffer value will result in a loss, rather than a positive return, on the securities. • Your potential total return on the securities at maturity from appreciation of the underlying is limited to the digital return, even if the worst performer appreciates by significantly more than the digital return. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. • In the case of an underlying that is an underlying ETF, even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • In the case of an underlying that is an underlying ETF, the securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • In the case of an underlying that is an underlying ETF, the securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. • In the case of the underlying that is an underlying ETF, the value and performance of the underlying shares of the underlying may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. • The U.S. federal tax consequences of an investment in the securities are unclear. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.